Exhibit 99.2

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Son Nguyen, VP - Corporate Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE DECLARES QUARTERLY

COMMON STOCK DIVIDEND

February 20, 2014 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) announced today that its Board of Directors has declared the Company’s first ever quarterly cash dividend to its common stockholders. The quarterly dividend of $0.35 per common share will be payable on March 31, 2014 to stockholders of record at the close of business on March 20, 2014. Future dividends are subject to the approval of the Company’s Board of Directors.

“We are pleased to announce the initiation of our quarterly dividend, which we believe will play an important role in delivering significant total returns to our stockholders in the years to come,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “With Crown Castle’s leadership position in U.S. wireless infrastructure, we are confident in our business’s ability to generate strong and stable cash flows that we believe will allow us to continue to invest for long-term growth in our core business as well as grow dividends by at least 15% annually over the next five years.”

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 40,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

www.crowncastle.com

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations, including with respect to cash flows, potential investments and dividend growth. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www.crowncastle.com